UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2015

SYNTA PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hartwell Avenue

Lexington, MA  02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 274-8200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 2, 2015, Synta Pharmaceuticals Corp. (“Synta” or the “Company”) committed to a restructuring that consisted primarily of a workforce reduction of approximately 45 positions, to a total of approximately 33 positions, to better align its workforce to its revised operating plans following the termination of its Phase 3 GALAXY-2 trial. The Company estimates its cash payments in connection with the workforce reduction, comprised principally of severance, unused vacation payments, benefits continuation costs and outplacement services, will range from $2.5 million to $2.6 million. As a result of terminating these employees, the Company estimates it may incur an impairment charge for certain research laboratory equipment, computer equipment, and furniture and fixtures due to the fact that these assets may no longer be utilized. At this time the Company is unable to estimate the amount of impairment costs as it is in the process of evaluating its facilities and equipment needs.

Employees directly affected by the restructuring have received notification and will be provided with severance payments. The Company expects the restructuring to be substantially completed in the fourth quarter of 2015.

ITEM 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           As part of the restructuring, on November 3, 2015, Vojo Vukovic, M.D., Ph.D., the Company’s Senior Vice President, Chief Medical Officer, was notified that his employment would be terminated effective immediately.

(d)           On October 30, 2015, the Board appointed Scott Morenstein as a director effective November 3, 2015. Mr. Morenstein will serve as a Class II director until the 2018 Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified.  Mr. Morenstein has also been appointed to serve on Audit Committee of the Board of Directors.

Mr. Morenstein will be compensated for his service on Synta’s Board of Directors under Synta’s Amended and Restated Director Compensation Policy (the “Policy”), a copy of which is filed as Exhibit 10.1 to Synta’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (File No. 001-33277), and is incorporated herein by reference. Pursuant to the Policy, in connection with his appointment to Synta’s Board of Directors, (i) on November 3, 2015, Mr. Morenstein was granted a non-qualified stock option to purchase 40,000 shares of Synta’s common stock, $0.01 par value per share (the “Common Stock”), which vests as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% of the shares on the last day of each successive three month period thereafter, subject to Mr. Morenstein’s continued service as a director, and has an exercise price of $0.67 per share, which was the closing price of the Common Stock on November 3, 2015, and (ii) Mr. Morenstein will receive a prorated annual fee of $25,000 for his service on the Board of Directors for the period from January 1, 2016 through June 30, 2016.  In addition, Mr. Morenstein and the Company will also enter into an indemnification agreement, the form of which is attached as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-138894), filed with the SEC on December 1, 2006. There are no understandings or arrangements between Mr. Morenstein and any other person pursuant to which Mr. Morenstein was elected as a director.

ITEM 8.01           Other Events.

On November 5, 2015, Synta issued a press release announcing the workforce reduction and the appointment of Mr. Morenstein to the Board. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01           Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit
Number	Description

99.1	Press Release, dated November 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTA PHARMACEUTICALS CORP.

Dated: November 5, 2015	/s/ Marc Schneebaum
Marc Schneebaum
Senior Vice President and Chief Financial Officer